Exhibit 5.1

Robo.ai Inc. 4th Floor, Harbour Place 103 South Church Street, P.O. Box 10240 Grand Cayman, KY1-1002 Cayman Islands Attention The Board of Directors	Email ccheng@applebyglobal.com Direct Dial +852 2905 5719 Tel +852 2523 8123 Fax +852 2524 5548 Appleby Ref 471878.0001 29 August 2025

Robo.ai Inc. (Company)

INTRODUCTION

Suites 3505-06	This opinion as to Cayman Islands law is addressed to you in connection with a registration statement on Form F-1 (the Registration Statement) to be filed with the Securities and Exchange Commission (the Commission) relating to the registration under the United States Securities Act of 1933, as amended, (the Securities Act) of the resale (the Resale) of class B ordinary shares of par value US$0.0001 each (the Resale Shares) in the share capital of the Company by the relevant existing shareholders of the Company as stated in the Registration Statement (the Selling Shareholders), which are presently issued and outstanding.
35/F, Two Taikoo Place
979 King’s Road
Quarry Bay
Hong Kong

Tel +852 2523 8123

applebyglobal.com
We are furnishing this opinion as Exhibits 5.1 and 23.3 to the Registration Statement.

OUR REVIEW

Managing Partner David Bulley	For the purposes of giving this opinion we have examined and relied upon the documents listed in Schedule 1 (Documents). We have not examined any other documents, even if they are referred to in the Documents.

Partners	In giving this opinion we have relied upon and assume the accuracy and completeness of the Director’s Certificate, the contents of which we have not verified.

Fiona Chan	We have not made any other enquiries concerning the Company and in particular we have not investigated or verified any matter of fact or opinion (whether set out in any of the Documents or elsewhere) other than as expressly stated in this opinion.
Vincent Chan
Chris Cheng	Unless otherwise defined herein, capitalised terms have the meanings assigned to them in Schedule 1.
Richard Grasby
Eason Huang
Judy Lee
John McCarroll SC
Lily Miao
Lorinda Peasland
Eliot Simpson

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LIMITATIONS

Our opinion is limited to, and should be construed in accordance with, the laws of the Cayman Islands at the date of this opinion. We express no opinion on the laws of any other jurisdiction.

This opinion is limited to the matters stated in it and does not extend, and is not to be extended by implication, to any other matters.

This opinion is given solely for the benefit of the addressee(s) in connection with the matters referred to herein and, except with our prior written consent it may not be transmitted or disclosed to or used or relied upon by any other person or be relied upon for any other purpose whatsoever.

ASSUMPTIONS AND RESERVATIONS

We give the following opinions on the basis of the assumptions set out in Schedule 2 (Assumptions), which we have not verified, and subject to the reservations set out in Schedule 3 (Reservations).

OPINIONS

1.	Incorporation and Status: The Company is an exempted company incorporated with limited liability and existing under the laws of the Cayman Islands and is a separate legal entity. The Company is in good standing with the Registrar of Companies of the Cayman Islands.

2.	Shareholders: Based solely on our review of the Director’s Certificate, the shareholders of the Company, as of 29 August 2025, are listed in the List of Shareholders attached to the Director’s Certificate.

CONSENT

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities the Securities Act of 1933 of the United States of America (as amended) or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Appleby

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Schedule 1

Documents Examined

1.	Scanned copies of (i) the certificate of incorporation of the Company dated 22 March 2022, and (ii) the certificate of incorporation on change of name dated 15 August 2025 (Certificates of Incorporation).

2.	Scanned copies of third amended and restated memorandum of association and articles of association of the Company adopted on 12 August 2025 (the Constitutional Documents).

3.	A scanned copy of the certificate of good standing dated 25 July 2025 issued by the Registrar of Companies in respect of the Company (Certificate of Good Standing).

4.	A scanned copy of the certificate of incumbency dated 8 July 2025 issued by the Company’s registered office provider in respect of the Company (Certificate of Incumbency).

5.	A scanned copy of the list of shareholders of the Company provided to us on 25 August 2025 (List of Shareholders).

6.	A scanned copy of the director’s certificate of the Company dated 29 August 2025 signed by one of the directors of the Company (Director’s Certificate).

7.	A copy of the latest draft Registration Statement.

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Schedule 2

Assumptions

We have assumed:

1.	(i) that the originals of all documents examined in connection with this opinion are authentic, accurate and complete; and (ii) the authenticity, accuracy, completeness and conformity to original documents of all documents submitted to us as copies;

2.	that there has been no change to the information contained in the Certificates of Incorporation or the Certificate of Incumbency and that the Constitutional Documents remain in full force and effect and are unamended;

3.	that the signatures, initials and seals on all documents and certificates submitted to us as originals or copies of executed originals are authentic;

4.	that where incomplete documents, drafts or signature pages only have been supplied to us for the purposes of issuing this opinion, the original documents have been duly completed and correspond in all material respects with the last version of the relevant documents examined by us prior to giving our opinion;

5.	that none of the Company’s directors or its registered office has received any notice of any litigation or threatened litigation to which the Company is or may be party;

6.	that the Company has not (i) received notice of any stop notice under Order 50 of the Grand Court Rules in respect of any of its shares or (ii) received notice of any restrictions notice under the Beneficial Ownership Transparency Act (as amended) of the Cayman Islands in respect of any of its shares, which restrictions notice has not been withdrawn by the registered office or ceased by court order;

7.	that the directors or members of the Company have not taken any steps to have the Company struck off or placed in liquidation, no steps have been taken to wind up the Company and no receiver has been appointed over any of the Company’s property or assets;

8.	that

(a)	the Certificate of Incumbency accurately reflects the names of all directors and officers of the Company;

(b)	the List of Shareholders accurately reflects the names of all members of the Company; and

(c)	the contents of the Directors’ Certificate are true and accurate,

as at the date of this opinion;

9.	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein; and

10.	the effectiveness of the Registration Statement under the laws of the United States of America.

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Schedule 3

Reservations

Our opinion is subject to the following:

1.	Foreign Law: Relevant foreign law will not be applied by the Cayman Islands courts if it is not pleaded and proved, it is not a bona fide and lawful choice of law, or it would be contrary to public policy in the Cayman Islands for that law to be applied.

2.	Preferences: Every conveyance or transfer of property, or charge thereon, and every payment obligation and judicial proceeding, made, incurred, taken or suffered by a company at a time when that company was unable to pay its debts within the meaning of section 93 of the Companies Act (as amended) of the Cayman Islands (Companies Act), and made or granted in favour of a creditor with a view to giving that creditor a preference over the other creditors of the company, would be voidable upon the application of the company’s liquidator pursuant to section 145(1) of the Companies Act, if made, incurred, taken or suffered within the six months preceding the commencement of a liquidation of the company. Such actions will be deemed to have been made with a view to giving such creditor a preference if it is a “related party” of the company. A creditor shall be treated as a related party if it has the ability to control a company or exercise significant influence over a company in making financial and operating decisions.

3.	Undervalues: Any disposition of property made at an undervalue by or on behalf of a company and with an intent to defraud its creditors (which means an intention to wilfully defeat an obligation owed to a creditor), shall be voidable (i) under section 146 of the Companies Act at the instance of the company’s official liquidator, and (ii) under the Fraudulent Dispositions Act (as amended) of the Cayman Islands, at the instance of a creditor thereby prejudiced.

4.	Good Standing: Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing issued by the Registrar of Companies. The Company shall be deemed to be in good standing under section 200A of the Companies Act on the date of issue of the certificate if all fees and penalties under the Companies Act have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Companies Act.

5.	Corporate Documents: The Registry of Companies in the Cayman Islands is not public in the sense that copies of the Constitutional Documents and information on shareholders is not publicly available and information on directors is limited. We have therefore obtained scanned copies of the corporate documents specified in Schedule 1 and relied exclusively on such scanned copies for the verification of such corporate information.

We have relied upon statements and representations made to us in the Director’s Certificate provided to us by a director of the Company for the purposes of this opinion. We have made no independent verification of the matters referred to in the Director’s Certificate, and we qualify such opinions to the extent that the statements or representations made in the Director’s Certificate are not accurate in any respect.

6.	Issue of shares: The English case of Houldsworth v City of Glasgow Bank (1880) 5 App Cas 317 HL, provided that (i) in the event of a misrepresentation by a company on which a shareholder relied in agreeing to subscribe for shares in such company, the shareholder may be entitled to rescind the share subscription agreement and thereafter claim damages against such company for any additional loss suffered as a result of the misrepresentation; (ii) such a claim for damages will not arise unless and until the shareholder has successfully rescinded the share subscription agreement; and (iii) that a shareholder may be barred from rescinding on the grounds of delay or affirmation and if such company is wound up (whether voluntarily or compulsorily), such shareholder will lose the right to rescind the share subscription agreement (The Rule of Houldsworth). The Rule of Houldsworth was expressly not followed by the Cayman Islands Grand Court in a first instance decision (currently under appeal). Our assessment is that the Rule of Houldsworth as framed above is of questionable status in the Cayman Islands and if a company enters winding up (whether voluntarily or compulsorily) a shareholder would not necessarily lose the right to rescind the share subscription agreement.

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